Exhibit 10.1
CONSULTING AND SERVICES AGREEMENT
     This Consulting and Services Agreement (this “Agreement”) is made effective as of April 2, 2008, by and between MEDICIS GLOBAL SERVICES CORPORATION, a Delaware corporation maintaining offices at 8125 North Hayden Road, Scottsdale, Arizona 85258-2463 (“Company”), and Richard J. Havens, an individual maintaining offices at        (“Consultant”).
W I T N E S S E T H
     WHEREAS, Company develops, markets and sells pharmaceutical, medical device, and over-the-counter products and other scientific materials; and
     WHEREAS, Consultant has certain experience, knowledge and unique abilities that Company wishes to utilize; and
     WHEREAS, Consultant is willing to provide consulting services to Company and Company is willing to engage Consultant, upon the terms and conditions set forth herein.
     NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the parties agree as follows:
1.	SCOPE OF SERVICES
1.1	Consultant shall provide Company with those services described in Schedule A attached hereto (“Services”), which Schedule A is made a part of this Agreement as if fully included herein. Any special or related service which the parties agree are outside the scope of the Services to be provided hereunder shall be covered under a separate written agreement.

1.2	In performing the Services under this Agreement, Consultant shall report and be responsible to Company employee designated in Schedule A or such other person(s) as may be subsequently designated by Company in writing.

1.3	Consultant shall faithfully and competently perform the Services and, if and only if Company so requests, shall provide such additional assistance to Company in such areas as Consultant is competent. Consultant shall also use best efforts and such working time and energy as may be required for the satisfactory performance of the Services in accordance with the requests and instructions from Company.

1.4	Consultant shall perform the Services at Company facilities or such other locations as are mutually acceptable to the parties.

1.5	It is expressly understood and agreed that the inability or failure of Consultant to render the Services to Company by reason of absences, temporary or permanent illness, disability or incapacity, or for any other cause, shall be deemed a material breach or default hereunder.
2.	COMPENSATION
2.1	Company agrees to pay to Consultant, as full and complete payment for the Services, the amount set forth in Schedule A (the “Compensation”). Consultant acknowledges that Consultant is not entitled to any compensation or remuneration of any kind whatsoever for the Services other than as specifically set forth in Schedule A.

2.2	Without limiting Section 2.1, Consultant specifically waives any right to royalties, accountings for profits, additional fees or any other form of consideration whatsoever for the Services.

2.3	In addition to the Compensation, Company will reimburse Consultant for reasonable and verifiable out of pocket travel and hotel expenses incurred in order to provide the Services, subject to compliance with Company’s travel and expense reimbursement policy, as amended from time to time, and the provisions of Schedule A.

2.4	The parties acknowledge that the Compensation has been determined through good faith and arms-length negotiation to be the fair market value of the Services rendered. No amount paid or reimbursed hereunder is intended to be, nor shall it be construed as, an offer or payment made, whether directly or indirectly, to induce the referral of patients, the purchase, lease or order of any item or service from Company, or the recommending or arranging for the purchase, lease or order of any item or service from Company.
3.	CONSULTANT’S REPRESENTATIONS AND OBLIGATIONS
3.1	Consultant represents and warrants to Company that Consultant is not now nor will Consultant be a party to or bound by any other agreement or under any obligation to or restriction by any other party which could prevent Consultant from entering into and complying with the terms of this Agreement or performing the Services.

3.2	Consultant agrees to promptly and properly advise Company of all matters coming to Consultant’s attention that could, in any manner, materially and adversely affect the financial condition, business or prospects of Company. Consultant further agrees not to reveal to any outside sources at any time during the term of this Agreement and for five (5) years after the termination of this Agreement, without Company’s prior written consent, any matter that could, in any manner, materially and adversely affect Company’s financial condition, business or prospects, unless required by law to do so.

3.3	Consultant agrees to keep all necessary records relating to the performance of the Services as Company may direct. Consultant further agrees that Consultant will at any time during the term of this Agreement, at Company’s request, and in any event at the termination of this Agreement (regardless of the reason), surrender to Company copies of any and all memoranda, books, papers, letters, notebooks, reports, and any and all other data and information, together with any copies or abstracts thereof, regardless of whether in writing or electronic or other form, resulting from the performance of the Services or as otherwise may have been provided by Company to Consultant.

3.4	Consultant represents and warrants to Company that Consultant shall at all times comply with all applicable laws, and that all goods and services provided by Consultant hereunder have been designed to and will comply fully with all applicable international, federal, state and local laws, regulations, and safety standards, including, without limitation, the appropriate sections of the Occupational Safety and Health Standards and the Fair Labor Standards Act, as amended. The following are hereby incorporated by reference and made a part of this Agreement as if fully set forth herein: (i) the applicable provisions of the Equal Opportunity clause set forth in 41 CFR 60-1.4; (ii) the applicable provisions of the Rehabilitation Act of 1973 as set forth in 41 CFR 60-741.4; (iii) the applicable provisions of the Vietnam Era Veterans Readjustment Assistance Act of 1974 as set forth in 41 CFR 60-250.4; (iv) the applicable provisions of Public Law 95-507 concerning the utilization and employment of Small Business, Small Disadvantaged Business and Woman Owned Business Concerns; and (v) any law, order or regulatory provision issued in addition to or as supplement to or replacement of the foregoing concerning equal employment opportunities by federal contractors. Consultant represents and warrants that in performing Services under this Agreement, Consultant shall comply fully with all Federal health care program requirements and requirements of the U.S. Food and Drug Administration (“FDA”), including the Federal anti-kickback statute, 42 U.S.C. § 1320a-7b(b), and all other requirements under the Federal Food, Drug and Cosmetic Act, the Prescription Drug Marketing Act of 1987, and FDA regulations, as amended from time to time.

3.5	Consultant acknowledges that any trade secret information, any copyrightable work product and any and all other intellectual property rights developed, derived from or otherwise generated by Consultant in performing the Services shall be owned by and belong exclusively to Company (“Intellectual Property”). Company shall own, and Consultant hereby assigns to Company all right, title and interest in and to the Intellectual Property throughout the world in any and all media now existing or hereafter created and for any and all uses now known or hereafter discovered without any additional consideration. The parties agree that any copyrightable aspects of the Intellectual Property shall be deemed “works made for hire” (as that term is commonly understood and as specifically defined under 17 U.S.C. §101). If any copyrightable aspect is deemed not to be a “work made for hire,” by a court of competent jurisdiction, then Consultant hereby expressly and automatically assigns to Company the ownership of all rights, titles, and interests in such copyrightable aspects throughout the world in any and all media now existing or hereafter created and for any and all uses now known or hereafter discovered. Company shall have the right to obtain and hold in Company’s own name, without obligation of any kind to Consultant, patents, copyrights, or other protection which may be available or become available with respect to such items. Consultant further agrees to give Company and Company’s designees or assignees all assistance reasonably required to perfect such rights, titles and interests. Consultant hereby appoints Company as Consultant’s attorney-in-fact for the purpose of securing intellectual property protection, applying for patents or copyright registrations, and similar purposes with respect to Consultant’s work product under this Agreement. These obligations shall survive and continue beyond the termination of Consultant’s engagement with Company under this Agreement and shall be binding upon Consultant’s successors, assigns, heirs, executives, administrators and other legal representatives.

3.6	In accordance with Section 6032 of the Deficit Reduction Act of 2005, Pub. Law No. 109-171, Company has adopted a policy, entitled “Medicis Employee Education Policy Concerning the Prevention and Detection of Fraud, Waste, and Abuse in Government Health Care Programs: Compliance Policy Pursuant to the Deficit Reduction Act of 2005” (“Medicis’ Deficit Reduction Act Compliance Policy”), which establishes a written protocol for educating any contractors who may furnish or authorize the furnishing of Medicaid health care items or services, perform billing or coding functions, or become involved in monitoring any health care, about various federal and state statutes and administrative remedies related to detecting and preventing fraud, waste, and abuse in government health care programs. It is a condition of this Agreement that Consultant comply with the Deficit Reduction Act and Medicis’ Deficit Reduction Act Compliance Policy. A copy of Medicis’ Deficit Reduction Act Compliance Policy, as well as an addendum entitled “Federal and State Statutes and Administrative Remedies Related to Preventing and Detecting Fraud, Waste, and Abuse in Government Health Care Programs,” is available at http://www.medicis.com/dra/, and is incorporated herein by reference. Upon request, copies of Medicis’ Deficit Reduction Act Compliance Policy will be provided to Consultant. Consultant represents and warrants that, in the course of performing the Services described in this Agreement, Consultant will comply with the Deficit Reduction Act and Medicis’ Deficit Reduction Act Compliance Policy.

3.7	Consultant represents and warrants to Company that Consultant shall at all times comply with Company’s compliance policies and procedures, including, but not limited to, Company’s Code of Compliance Conduct; Code of Business Conduct and Ethics; Prescription Drug Compliance Program for Sales Representatives; Medical Device Sales Force Compliance Program Policy for Interactions with Health Care Professionals and Health Care Organizations; Good Promotional Practices—Dermatology and Ucyclyd; Good Promotional Practices—Aesthetics; California Comprehensive Compliance Program Policy; Professional Field Sales Drug Sample Manual; Prescription Drug Marketing Act Annual Training Handbook; Aesthetics Sample Compliance Program; Employee Compliant Procedures for Accounting and Auditing Matters; and Abuse in Government Healthcare Programs: Compliance Policy Pursuant to the Deficit Reduction Act of 2005. Consultant further represents and warrants to Company that Consultant shall at all times comply with the Corporate Integrity Agreement (“CIA”) between Company and the Office of Inspector General of the United States Department of Health and Human Services, including all training, screening, and other obligations associated therewith.
4.	CONFIDENTIALITY; NON-COMPETITION

Notwithstanding any provision in this Agreement to the contrary and except as specifically compelled by law, Consultant shall hold confidential and shall not, directly or indirectly, disclose, publish, or reveal to, or use for any purpose except in carrying out Consultant’s duties for Company hereunder, any confidential or proprietary information made available to Consultant in connection with his performance of Services or made available to Consultant in connection with his employment by Company prior to the effective date of this Agreement, including without limitation such information of or relating to Company, any third party or Company’s past, present or future affiliates, and any and all data and information generated by Consultant in carrying out Consultant’s duties hereunder, including without limitation through the use of the confidential or proprietary information made available to Consultant, without first having obtained Company’s written consent to such disclosure or use. “Confidential or proprietary information” shall include, but not be limited to, know-how, scientific information, clinical development data, formulations, methods and processes, specifications, presentations, instructional materials, business plans, strategies, product pipelines, development timetables, budgets, clinical trial plans, methods or results, vendor identities and similar information of a competitively sensitive or private nature. This restriction shall not apply if the information shall have become public knowledge without fault on the part of Consultant. In the event that Consultant is compelled by law to disclose any confidential or proprietary information made available to Consultant hereunder, Consultant shall provide Company with prompt written notice of such requirement and, to the extent possible, the opportunity to seek confidential treatment or otherwise limit the disclosure thereof. Notwithstanding any provision in this Agreement to the contrary, this obligation shall survive the termination of this Agreement.

Without limiting the foregoing, Consultant acknowledges and agrees that as a result of Consultant’s unique engagement hereunder and the information Consultant will gain through such engagement, confidential or proprietary information of Company would inevitably be disclosed to another party in violation of this prohibition if Consultant were to render services to any other person or entity (other than Company or a Company affiliate) which is or could reasonably be expected to become engaged in the development, production or marketing of products for the treatment of dermatological, aesthetic or podiatric conditions, or similar business (“Competitor”). Accordingly, during the term of this Agreement, but in no event less than 24 months from the effective date of this Agreement, Consultant agrees that Consultant shall not serve as an employee, consultant, officer, director, lender, investor, shareholder, partner, manager or member of any person or entity, or own or act as a sole proprietor of any Competitor, in any County of the State of Arizona, any of the States of the United States of America, or any country in Europe, other than as approved in advance in writing by the Chief Executive Officer of Company or the Board of Directors of Company; provided, however, that Consultant’s passive ownership of securities shall not be a violation of this Section 4 if such securities represent:
     (a) less than one percent (1%) of the publicly traded securities of any publicly traded entity with a market capitalization greater than $500,000,000 at the time of Employee’s investment (a “Large Publicly Traded Entity”); or
     (b) less than $500,000 and less than five percent (5%) of the securities of any entity that is not a Large Publicly Traded Entity.
5.	TERM OF AGREEMENT
5.1	The term of this Agreement is as specified in Schedule A.

5.2	This Agreement may be terminated (a) by Consultant with cause as set forth in Section 5.4 and without cause on sixty (60) days prior written notice to Company or (b) by Company with or without cause upon 24 hours prior written notice to Consultant.

5.3	The following terms of this Agreement shall survive termination: Sections 3.2, 3.3, and 3.5; Section 4; Section 5.3; and Sections 7, 8, 9 and 10.

5.4	If Company materially breaches this Agreement, Consultant shall have the right to terminate this Agreement upon thirty (30) days prior written notice to Company specifying the default; provided, however, if Company cures the default within the said thirty (30) day period, this Agreement shall continue in full force and effect as if no default had occurred.
6.	INDEPENDENT CONTRACTOR

Consultant agrees and acknowledges that Consultant shall perform the Services solely in his capacity as an independent contractor of the Company. As an independent contractor, Consultant agrees that he is responsible for the payment of all taxes, including, without limitation, any self-employment taxes and any taxes under Section 409A of the Internal Revenue Code, on any payments under this Agreement. Consultant further agrees that he is not eligible to participate in pension, 401(k) and other employee plans and benefits, including, without limitation, medical, dental, vision, disability and life insurance plans, and that Consultant waives participation in any such benefits or plans, except as it relates to his involvement through COBRA. Nothing in this Agreement shall be interpreted or construed as creating or establishing the relationship of employer and employee between Company and Consultant.

7.	NOTICES

Any notice required or permitted to be given hereunder shall be in writing and shall be either (i) delivered personally by hand, (ii) sent by registered or certified mail, or (iii) sent by a recognized qualified overnight delivery service (e.g., Federal Express). All such notices shall be sent postage prepaid to the addresses of each party set forth below or to such other address or addresses as shall be designated in writing in the same manner:

To Company:	To Consultant:
MEDICIS GLOBAL SERVICES CORPORATION	Same address as noted above
Attn.: Jonah Shacknai
8125 North Hayden Road
Scottsdale, AZ 85258-2463
Fax: 602-808-3891

with a copy to:

MEDICIS GLOBAL SERVICES CORPORATION
Attn.: Legal Department
8125 North Hayden Road
Scottsdale, AZ 85258-2463
Fax: 602-808-3891
8.	EXCLUSION/DEBARMENT / DISQUALIFICATION CERTIFICATION

Consultant represents and warrants that he has not been and currently is not disqualified or disbarred under Section 306 of the Federal Food, Drug and Cosmetic Act (as amended by the Generic Drug Enforcement Act of 1992), 21 U.S.C. § 335a (the “Act”). Consultant agrees to notify Company immediately in the event he becomes disqualified or disbarred under the Act, and further agrees to notify Company immediately if Consultant becomes aware that debarment or disqualification proceedings have been initiated against Consultant. Consultant further represents and warrants that he has not been and currently is not excluded from participation in Federal health care programs under 42 U.S.C. § 1320a-7(a) or § 1320a-7(b). Consultant further agrees to notify Company immediately in the event that he ever becomes excluded, debarred, suspended or otherwise ineligible to participate in the Federal health care programs or in Federal procurement or nonprocurement programs, or in the event he has been convicted of a criminal offense that falls within the ambit of 42 U.S.C. § 1320a-7(a), but has not yet been excluded, debarred, suspended or otherwise declared ineligible.

9.	ARBITRATION AGREEMENT.
9.1	Any controversy, dispute or claim between Consultant and Company, or its parents, subsidiaries, affiliates and any of their officers, directors, agents or other employees, shall be resolved by binding arbitration, at the request of either party.

The arbitrability of any controversy, dispute or claim under this Agreement shall be determined by application of the substantive provisions of the Federal Arbitration Act (9 U.S.C. §§ 1 and 2) and by application of the procedural provisions of Arizona law, except as provided herein. Arbitration shall be the exclusive method for resolving any dispute and all remedies available from a court of competent jurisdiction shall be available; provided, however, that either party may request provisional relief from a court of competent jurisdiction, if such relief is not available in a timely fashion through arbitration.

The claims which are to be arbitrated include, but are not limited to any claim arising out of or relating to this Agreement or the consulting relationship between Consultant and Company, any claims arising out of or relating to Consultant’s employment relationship with Company prior to the effective date of this Agreement, to the extent such claims have not been released or waived by Consultant, claims for payment of fees, claims for breach of contract (express or implied), claims for violation of public policy, wrongful termination, tort claims, claims for unlawful discrimination and/or harassment (including, but not limited to, race, religious creed, color, national origin, ancestry, physical disability, mental disability, gender identity or expression, medical condition, marital status, age, pregnancy, sex or sexual orientation) to the extent allowed by law, and claims for violation of any federal, state, or other government law, statute, regulation, or ordinance. This Agreement shall not be interpreted to provide for arbitration of any dispute that does not constitute a claim recognized under applicable law.

9.2	The Consultant and Company will select a single neutral arbitrator by mutual agreement. If the Consultant and Company are unable to agree on a neutral arbitrator within thirty (30) days of a demand for arbitration, either party may elect to obtain a list of arbitrators from the Judicial Arbitration and Mediation Service (“JAMS”) or the American Arbitration Association (“AAA”), and the arbitrator shall be selected by alternate striking of names from the list until a single arbitrator remains. The party initiating the arbitration shall be the first to strike a name.

9.3	The demand for arbitration must be in writing and must be made by the aggrieved party within the statute of limitations period provided under applicable state and/or federal law for the particular claim(s). Failure to make a written demand within the applicable statutory period constitutes a waiver of the right to assert that claim in any forum.

9.4	Arbitration proceedings will be held in Scottsdale, Arizona.

9.5	The arbitrator shall apply applicable state and/or federal substantive law to determine issues of liability and damages regarding all claims to be arbitrated, and shall apply the Federal Rules of Evidence to the proceeding.

9.6	The parties shall be entitled to conduct reasonable discovery and the arbitrator shall have the authority to determine what constitutes reasonable discovery. The arbitrator shall hear motions for summary judgment/adjudication as provided in the Federal Rules of Civil Procedure.

9.7	Within thirty (30) days following the hearing and the submission of the matter to the arbitrator, the arbitrator shall issue a written opinion and award which shall be signed and dated. The arbitrator’s award shall decide all issues submitted by the parties, and the arbitrator may not decide any issue not submitted. The opinion and award shall include factual findings and the reasons upon which the decision is based. The arbitrator shall be permitted to award only those remedies in law or equity which are requested by the parties and allowed by law.

9.8	The final award may be appealed to another arbitrator who will be chosen by the parties in the same manner as the original arbitrator. All the rules governing judicial appeals of judgments from the Federal District Court for the State of Arizona, the Ninth Circuit Court of Appeals shall apply to any appeal of this award, including but not limited to the time frames, deadlines and the standards of review.

9.9	The cost of the arbitrator and other incidental costs of arbitration that would not be incurred in a court proceeding shall be borne by Company. The parties shall each bear their own costs and attorneys’ fees in any arbitration proceeding, provided, however, that the arbitrator shall have the authority to require either party to pay the costs and attorneys’ fees of the other party to the extent permitted under applicable federal or state law, as a part of any remedy that may be ordered.

9.10	Both Company and Consultant understand that by using arbitration to resolve disputes they are giving up any right that they may have to a judge or jury trial with regard to all issues concerning the Agreement or otherwise covered by this Section 9.
10.	MISCELLANEOUS PROVISIONS
10.1	Any modification of any of the provisions in this Agreement shall not be valid unless in writing and signed by all of the parties.

10.2	This Agreement constitutes the entire agreement between the parties relating to the subject matter hereof, and supersedes all prior understandings, negotiations and discussions, written or oral, of the parties relating to the transactions contemplated by this Agreement; provided, however, that this Agreement shall supplement, not supersede, any prior agreements concerning the confidential information or other intellectual property of Company, and any conflicts or inconsistencies between such agreements and this Agreement shall be resolved so that the provision providing greater rights to Company shall prevail.

10.3	This Agreement has been executed in the State of Arizona and shall be governed by the laws thereof; Arizona shall be the sole and exclusive forum for the resolution of all disputes arising under or relating to this Agreement.

10.4	If and to the extent that any court of competent jurisdiction holds any provision of this Agreement to be invalid or unenforceable, such holding shall in no way affect the validity of the remainder of this Agreement.

10.5	This Agreement is personal in nature, and Consultant shall not, without the prior written consent of Company, assign, delegate, subcontract, transfer, mortgage or encumber this Agreement or any of Consultant’s rights or obligations hereunder. Company may assign or transfer this Agreement to a successor, subsidiary or affiliate, provided that in the case of any such assignment or transfer, the assignee or transferee shall be bound by the terms and obligations provided in this Agreement. For purposes of this section, any direct or indirect change of control shall be deemed an assignment.

10.6	Should any legal action be commenced in connection with this Agreement, the prevailing party in such action shall be entitled to recover, in addition to court costs, such amount as the court may adjudge as reasonable attorneys’ fees.

10.7	No failure or delay by a party to insist upon the strict performance of any term or condition under this Agreement or to exercise any right or remedy available under this Agreement at law or in equity, and no course of dealing between the parties, shall imply or otherwise constitute a waiver of such right or remedy. Any waiver of any of the provisions in this Agreement shall not be valid unless in writing and signed by all of the parties. In addition, no single or partial exercise of any right or remedy by any party will preclude any other or further exercise thereof. All rights and remedies provided in this Agreement are cumulative and not alternative and are in addition to all other available remedies at law or in equity.

10.8	The captions or headings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

10.9	This Agreement may be executed in two or more counterparts, each of which together shall be deemed an original, but all of which shall constitute one and the same instrument. The parties may evidence execution of this Agreement by faxing a signed counterpart to the other party, which shall be deemed an original.
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     IN WITNESS WHEREOF, the undersigned parties have executed this Agreement the day and year first above written.

MEDICIS GLOBAL SERVICES CORPORATION		CONSULTANT

By:		By:

Name:	Jonah Shacknai	Name:	Richard J. Havens

Title:	Chief Executive Officer	Social Security Number:

SCHEDULE A
TO CONSULTING AGREEMENT
DETAILED SERVICES SPECIFICATIONS
1.	SPECIFICATION OF SERVICES TO BE RENDERED:

Consultant shall provide senior level consulting services to Company as Company may require in the areas of corporate development, strategic direction, business operations, corporate strategy, research and development, and other areas as the Company may determine from time to time at Company’s sole discretion. For the avoidance of doubt, Company shall have the unilateral right to determine the specific areas and projects upon which Consultant shall provide Services, and Company shall have the sole discretion to change the scope of Consultant’s services for any reason. Consultant shall not be engaged to manage, supervise, or direct Company employees. Consultant shall not in any way engage in the approval, promotion or sale of pharmaceuticals or medical devices to third parties, including but not limited to the promotion or sale to health care providers (including but not limited to physicians, osteopaths, dentists, residents, podiatrists, nurses, nurse practitioners, physician assistants, physician office managers, hospital or health care provider employees, or anyone engaged directly or indirectly in providing health care). Consultant shall not provide any consulting services in connection with the review, development, creation, or approval of promotional materials involving Company’s products. For the avoidance of doubt, all services performed by Consultant for Company after the date of this Agreement, whether assigned orally or in writing, shall be deemed “Services” subject to the terms of this Agreement.

2.	TERM:

This Agreement shall be in effect from the date first above written and shall remain in effect for one (1) year. At the election of Company, this Agreement may be renewed for additional one (1)-year terms. Company shall inform Consultant in writing within thirty (30) days prior to the expiration of the term if it wishes to renew this Agreement.

3.	DESIGNATED COMPANY EMPLOYEE FOR REPORTING PURPOSES:

Jason Hanson Executive Vice President & General Counsel

4.	FEE AND METHOD OF PAYMENT:

Prior to performing any Services assigned by Company to Consultant pursuant to this Agreement, Consultant shall discuss the Services with the Company employee designated above for reporting purposes and the designated Company employee shall authorize in writing a specified number of hours to be approved for such Services. Written approval of the Company employee designated above for reporting purposes must be obtained in advance for all travel time and expenses associated with performing any Services assigned by Company to Consultant.

Hourly fee for Services rendered in accordance with the terms of this Agreement will be Four Hundred and Thirty Dollars ($430.00).

Consultant shall submit invoices to Company on a monthly basis, which invoices shall contain sufficient detail to evidence the nature, time and scope of the Services performed during the
SCHEDULE A — PAGE 1

previous month and any reimbursable expenses, together with all supporting documentation, related thereto. Company shall pay each such invoice within thirty (30) days of Company’s receipt and approval of same. Any domestic air travel will be limited to coach class and international air travel to business class.

Any provision in this Agreement to the contrary notwithstanding, Company and Consultant agree that Consultant shall not be entitled to the payment for, and Company shall not be responsible for the payment of, any fees and/or expenses under this Agreement that have not been approved in advance in writing by Company.
ACCEPTED AND AGREED:

COMPANY:
	Jonah Shacknai, Chief Executive Officer	Date

CONSULTANT:

	Richard J. Havens	Date
SCHEDULE A — PAGE 2